EXHIBIT 99.1

                                                                  News Release


                                    CONTACT:  R. Kevin Matz
                                              Vice President & Treasurer
                                              (203) 849-7938

                                              Morgen-Walke Associates
                                              Christine Mohrmann, Eric Boyriven
                                              Media contact: Laura Novak
                                              (212) 850-5600


              EMCOR GROUP, INC. COMPLETES TRANSACTION TO ACQUIRE
                 CERTAIN SUBSIDIARIES OF COMFORT SYSTEMS USA
 -- Acquisition to Broaden EMCOR's Geographic Presence and Market Diversity --

NORWALK, CONNECTICUT, March 4, 2002 - EMCOR Group, Inc. (NYSE: EME) today announced that it had completed its previously announced acquisition of 19 subsidiary companies of Comfort Systems USA, Inc. (NYSE: FIX). As reported, the total purchase price is $186.25 million.

The companies acquired had 2001 revenues of approximately $650 million and employ approximately 3,800 technical and service employees in 11 states. Based predominantly in the Midwest and New Jersey, the acquired companies are active in the installation and maintenance of mechanical systems, including the design and installation of process and fire protection systems, and provide services to a wide variety of industries, including the food processing, pharmaceutical and manufacturing/distribution sectors.

EMCOR was advised on the transaction by Credit Suisse First Boston.

EMCOR Group, Inc. is a worldwide leader in mechanical and electrical construction services and facilities services. This press release and other press releases and information can be viewed at the Company's website at www.emcorgroup.com.

     This release may include "forward looking statements". These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, general economic and business conditions, business opportunities that may be presented to and pursued by the Company and other factors, many of which are beyond the control of the Company. Actual results may differ materially from those anticipated in the statements.

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